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                                                                       EXHIBIT 3


                               January 19, 1996


PDR Services Corporation
c/o American Stock Exchange
86 Trinity Place
New York, New York  10006

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110


Ladies and Gentlemen:

          We have served as counsel to the American Stock Exchange (the "Exchange") and PDR Services Corporation as sponsor (the "Sponsor") of SPDR Trust Series 1 (hereinafter referred to as the "Trust") in connection with the Amendment Agreement dated as of January 19, 1996 executed by and between the Sponsor and State Street Bank and Trust Company as Trustee for the Trust (the "Amendment Agreement").

          In this regard we have examined executed originals or copies of

          (a) The Standard Terms and Conditions of the Trust dated as of January 1, 1993;
          (b) The Trust Indenture and Agreement for the Trust dated January 22, 1993;
          (c) The Amendment Agreement;
          (d) The Certificate of PDR Services Corporation dated December 29, 1995; and
          (e) such other pertinent records and documents as we have deemed necessary.

          With your permission, in such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and
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completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates as we have reviewed; (d) except as specifically covered in the opinions set forth below, with due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid and binding effect thereof on such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreement(s) between the parties that the parties intended a meaning contrary to that expressed by those provisions.

          We express no opinion as to matters of law in jurisdictions other than the State of New York and the United States.

          Based on such examination, and having regard for legal considerations which we deem relevant, we are of the opinion that:

                (i)   the Amendment Agreement conforms to the requirements of
          Section 10.01 of the Standard Terms; and

                (ii) the Amendment Agreement has been duly authorized, executed and delivered by the Sponsor and, assuming the due authorization, execution and delivery by the other parties thereto, is a valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms.

          Our opinion that any document is valid, binding, or enforceable in accordance with its terms is qualified as to:

          (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' right generally;

          (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

          (c) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          We hereby consent to the filing of this opinion as an exhibit to the amended Registration Statement for the Trust and to the use of our name where it appears in the amended Registration Statement for the Trust and the Prospectus.

                                    Very truly yours,


                                        Orrick Herrington and Sutcliffe